Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS IMPROVED PULP PRICES AND MARKETS
RESULT IN STRONGER 2009 FOURTH QUARTER RESULTS
     NEW YORK, NY, February 10, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2009. Operating EBITDA in the fourth quarter of 2009 increased by over 80% to €23.5 million ($34.7 million) from €13.0 million ($18.6 million) in the third quarter of 2009. In the fourth quarter of 2008, we had an Operating EBITDA loss of €7.5 million ($9.9 million). Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 7 of the financial tables in this press release.
Summary Financial Highlights of the 2009 Fourth Quarter and Year End Results

	Q4	Q3	Q4	Year	Year
	2009	2009	2008	2009	2008
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€154.9	€145.9	€161.0	€577.3	€689.3
Energy revenues	10.2	10.4	11.0	42.5	31.0
Operating income (loss)	9.8	(0.5)	(21.4)	(12.8)	13.3
Operating EBITDA (loss)	23.5	13.0	(7.5)	41.4	69.1
Unrealized gain (loss) on derivative instruments	5.1	(3.3)	(29.7)	(5.8)	(25.2)
Foreign exchange gain (loss) on debt	(1.8)	3.8	(0.9)	2.7	(4.2)
Net income (loss) attributable to common shareholders	2.7	(14.1)	(59.0)	(62.2)	(72.5)
Net income (loss) per share attributable to common shareholders
Basic	€0.08	€(0.39)	€(1.63)	€(1.71)	€(2.00)
Diluted	€0.07	€(0.39)	€(1.63)	€(1.71)	€(2.00)
Summary Operating Highlights of the 2009 Fourth Quarter and Year End Results

	Q4	Q3	Q4	Year	Year
	2009	2009	2008	2009	2008
Pulp Production (‘000 ADMTs)	356.9	345.8	338.9	1,397.4	1,425.0
Scheduled Production Downtime (‘000 ADMTs)	14.0	35.4	21.0	52.1	47.0
Pulp Sales (‘000 ADMTs)	351.8	361.6	364.1	1,445.5	1,423.3
NBSK pulp list price in Europe ($/ADMT)	787	693	698	667	839
NBSK pulp list price in Europe (€/ADMT)	533	485	530	478	571
Average pulp sales realizations (€/ADMT)(1)	434	397	436	393	478
Energy Production (‘000 MWh)	358.7	354.4	348.8	1,445.3	1,456.6
Energy Sales (‘000 MWh)	116.0	121.8	107.9	478.7	456.1
Average Spot Currency Exchange Rates:
€ / $(2)	0.6774	0.6991	0.7591	0.7176	0.6800
C$ / $(2)	1.0557	1.0980	1.2118	1.1412	1.0669
C$ / €(3)	1.5604	1.5694	1.5951	1.5851	1.5603

(1)	List price, less discounts.

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(3)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “In the fourth quarter, pulp markets continued to strengthen. Continued strong demand from China and historically low global inventories for bleached softwood kraft pulp, which were reported to be approximately 23 days, helped support upward pricing momentum. During the fourth quarter, European list prices increased by $70 per ADMT to $800 per ADMT at year end. Such price increases were partially offset by the continuing weakness of the U.S. dollar versus the Euro and Canadian dollar in the period. Subsequently, in January and February of 2010, producers implemented further price increases totaling $50 per ADMT bringing the European list price to $850.”
     Mr. Lee continued: “In the fourth quarter, we benefited from lower production costs due to lower fiber costs and cost-saving initiatives at all of our mills, partially offset by lower power generation at our Stendal mill in December as a result of unscheduled repairs to a transformer and the Celgar mill’s annual maintenance shutdown taking two days longer than scheduled.”
     Mr. Lee added: “During the last quarter, we received the initial C$12.9 million of the C$40.0 million of Canadian government funding for the green energy project at our Celgar mill. We currently expect to complete the Celgar green energy project and commence generating excess power sales and revenues therefrom around September 2010. When completed, and based upon the Celgar mill operating at current levels, we estimate that this project will generate between C$20.0 to C$25.0 million in additional annual power revenues without any material incremental operating costs. In addition, our Celgar mill was awarded an additional C$17.7 million of Canadian government funding for other eligible capital projects.”
     Mr. Lee concluded: “The global economic revival continued to progress in the last quarter of 2009 and early 2010. In the pulp markets, pricing improvements have been driven by strong demand from China and production curtailments taken by many producers. We currently expect recent pulp price improvements and revenues from our Celgar green energy project to result in improved operating results in 2010. In general, we are optimistic on the short-term outlook for pulp prices and believe that the sustainability of producer restarts and other high cost producers is possible only in a sustained higher pulp price environment.”
Three Months Ended December 31, 2009 Compared to Three Months Ended December 31, 2008
     Pulp revenues for the three months ended December 31, 2009 decreased by approximately 3.8% to €154.9 million from €161.0 million in the comparative period of 2008, due to lower sales volumes and a weaker U.S. dollar. Revenues from the sale of excess energy decreased by approximately 7.3% in the fourth quarter to €10.2 million from €11.0 million in the same quarter last year as a result of the absence of forward contract sales in the current quarter compared to the fourth quarter of 2008.

     Pulp production increased to 356,859 ADMTs in the current quarter, from 338,909 ADMTs in the same quarter of 2008.
     Pulp sales volume decreased to 351,797 ADMTs in the current quarter from 364,088 ADMTs in the comparative period of 2008. Average pulp sales realizations decreased marginally to €434 per ADMT in the fourth quarter of 2009, compared to €436 per ADMT in the same period last year, primarily due to a weaker U.S. dollar.
     Costs and expenses in the fourth quarter of 2009 decreased to €155.3 million from €193.4 million in the comparative period of 2008, primarily due to lower operating costs resulting mainly from lower fiber costs.
     On average, our fiber costs decreased by approximately 20.4% in the fourth quarter of 2009 from the same period in 2008. Fiber costs at our German mills were lower as demand from the European board industry remains limited. At our Celgar mill, fiber costs benefited from improved woodroom performance and decreased reliance on fiber sourced from third party field chippers. As we move into the first quarter of 2010, we expect some upward pressure in pricing for our German mills due to restocking by pulp and paper producers and seasonal demand for firewood. Additionally, as a result of low fiber inventories and harvesting rates and seasonal conditions, we expect to curtail an aggregate of approximately 10,000 tonnes of production at our German mills in the first quarter of 2010. We currently expect fiber costs at our Celgar mill to decrease in the short term, primarily due to less reliance on third party whole log chippers.
     For the fourth quarter of 2009, we recorded operating income of €9.8 million, compared to an operating loss of €21.4 million in the comparative quarter of 2008 primarily due to improved prices and lower operating costs.
     Interest expense in the fourth quarter of 2009 decreased to €15.8 million from €16.7 million in the comparative quarter of 2008.
     Our Stendal mill recorded an unrealized gain of €5.1 million on our interest rate derivatives in the current quarter, compared to an unrealized loss of €29.7 million in the same quarter of last year. We recorded a foreign exchange loss on our debt of €1.8 million in the fourth quarter of 2009 compared to a loss of €0.9 million in the same period last year.

     In the fourth quarter of 2009, we completed an exchange of approximately $43.3 million of our 8.5% convertible senior subordinated notes due 2010 (the “Old Notes”) for new 8.5% convertible senior subordinated notes due January 2012 (the “New Notes”). We recorded a gain of approximately €4.4 million on the exchange.
     In the fourth quarter of 2009, the noncontrolling shareholder’s interest in the Stendal mill’s income was €1.3 million, compared to €10.0 million of loss in the same quarter last year.
     In the fourth quarter of 2009, we reported Operating EBITDA of €23.5 million compared to Operating EBITDA of €13.0 million in the third quarter of 2009 and an Operating EBITDA loss of €7.5 million in the fourth quarter of 2008. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported net income attributable to common shareholders of €2.7 million, or €0.08 per basic and €0.07 per diluted share, for the fourth quarter of 2009 and a net loss attributable to common shareholders of €59.0 million, or €1.63 per basic and diluted share in the fourth quarter of 2008. As at December 31, 2009 and 2008, respectively, we had 36,443,487 and 36,422,487 common shares outstanding.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
     Pulp revenues for the year ended December 31, 2009 decreased by 16.2% to €577.3 million from €689.3 million in the year ended December 31, 2008, primarily due to overall lower pulp prices in 2009. In 2009, revenues from the sale of excess energy increased by approximately 37.1% to €42.5 million from €31.0 million in 2008.
     Pulp production decreased to 1,397,441 ADMTs in 2009, from 1,424,987 ADMTs in 2008 primarily as a result of a heavier maintenance schedule at our pulp mills in 2009. We took a total of 43 and 33 days scheduled maintenance downtime at our mills in 2009 and 2008, respectively, and expect to take approximately 35 days in 2010.
     Pulp sales volume increased to 1,445,461 ADMTs in 2009 compared to 1,423,300 ADMTs in 2008. Average pulp sales realizations decreased by approximately 17.8% to €393 per ADMT in 2009 from €478 per ADMT in 2008 primarily due to lower pulp prices.
     Costs and expenses in 2009 decreased to €632.6 million from €707.0 million in 2008 primarily due to lower operating costs, resulting mainly from lower fiber costs.
     Overall, our fiber costs decreased by approximately 16.2% in 2009 from the same period in 2008. Fiber costs at our German mills were lower as demand from the European board industry remains limited. At our Celgar mill, fiber costs benefited from improved woodroom performance and decreased reliance on fiber sourced from third party field chippers.
     For 2009, we recorded an operating loss of €12.8 million, compared to operating income of €13.3 million in 2008 primarily due to lower price realizations.
     Interest expense in 2009 decreased to €64.8 million from €65.8 million in 2008, primarily due to lower levels of borrowing.
     Our Stendal mill recorded an unrealized loss of €5.8 million on its interest rate derivatives at the end of 2009, compared to an unrealized loss of €25.2 million last year. We recorded a foreign exchange gain on our debt of €2.7 million in 2009, compared to a loss of €4.2 million in 2008.
     In 2009, we recorded a gain of approximately €4.4 million on the exchange of $43.3 million of Old Notes for New Notes.
     In 2009, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €9.9 million, compared to €13.1 million last year.

     In 2009, we reported Operating EBITDA of €41.4 million compared to €69.1 million in 2008. For a definition of Operating EBITDA, see page 4 of this press release and for a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported a net loss attributable to common shareholders of €62.2 million, or €1.71 per basic and diluted share, for 2009 and a net loss attributable to common shareholders of €72.5 million, or €2.00 per basic and diluted share, in 2008.
Liquidity and Capital Resources
     The following table is a summary of selected financial information for the periods indicated:

	Years Ended December 31,
	2009	2008
	(in thousands)
Financial Position
Cash and cash equivalents	€51,291	€42,452
Cash, restricted	—	13,000
Working capital	100,021	154,374
Property, plant and equipment	868,558	881,704
Total assets	1,083,831	1,151,600
Long-term liabilities	896,074	914,970
Total equity	85,973	132,103
     As at December 31, 2009, our cash and cash equivalents were €51.3 million and working capital was €100.0 million. The lower working capital reflects improvements in fiber supply chain management and a rebalancing of finished goods inventories from the very high levels we experienced at the end of 2008 amid plummeting world pulp markets. In the fourth quarter of 2009, we amended our C$40.0 million revolving credit facility for our Celgar mill (the “Celgar Facility”) to, among other things, extend its maturity to May 2013.
     As at December 31, 2009, we had an aggregate amount of €514.6 million outstanding under our Stendal loan facility and had drawn approximately C$24.0 million under the Celgar Facility. As at December 31, 2009, we had not drawn any amount under the €25.0 million working capital facility for our Rosenthal mill.
     In the fourth quarter of 2009, we completed an exchange of approximately $43.3 million of our Old Notes for New Notes. The New Notes have substantially similar terms as the Old Notes, other than they mature on January 15, 2012 and have a conversion price of $3.30 per share.
     In January 2010, we exchanged an additional $21.7 million of Old Notes for New Notes pursuant to our tender offer dated December 18, 2009.

Restricted Group
     The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	Years Ended December 31,
	2009	2008
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€20,635	€26,176
Working capital	57,886	101,490
Property, plant and equipment	362,311	351,009
Total assets	555,977	564,374
Long-term liabilities	301,173	309,235
Total equity	200,247	210,179
     As at December 31, 2009, our Restricted Group had cash and cash equivalents of €20.6 million, working capital of €57.9 million and approximately €25.3 million in available undrawn lines of credit. The lower working capital amount also reflects improvements in fiber supply chain management and a rebalancing of finished goods inventories from the very high levels the Restricted Group experienced at the end of 2008.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, February 11, 2010 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through March 11, 2010, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=76742&CompanyID=MERC&e=1&mediaKey=1AE3 5D7DABC3ECD95E2779DA87354812 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until February 18, 2010 at 11:59 PM (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 51042614.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	FD Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600

David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of Euros)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	€51,291	€42,452
Cash, restricted	—	13,000
Receivables	71,523	100,158
Inventories	72,629	98,457
Prepaid expenses and other	6,362	4,834

Total current assets	201,805	258,901

Long-term assets
Property, plant and equipment	868,558	881,704
Deferred note issuance and other	7,315	4,430
Deferred income tax	3,426	3,036
Note receivable	2,727	3,529

	882,026	892,699

Total assets	€1,083,831	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€85,185	€87,517
Pension and other post-retirement benefit obligations	567	510
Debt	16,032	16,500

Total current liabilities	101,784	104,527

Long-term liabilities
Debt	813,142	837,918
Unrealized interest rate derivative losses	52,873	47,112
Pension and other post-retirement benefit obligations	17,902	12,846
Capital leases and other	12,157	11,267
Deferred income tax	—	5,827

	896,074	914,970

Total liabilities	997,858	1,019,497

EQUITY
Shareholders’ equity
Share capital	202,844	202,844
Paid-in capital	(6,082)	299
Retained earnings (deficit)	(97,235)	(35,046)
Accumulated other comprehensive income (loss)	23,695	(1,872)

Total shareholders’ equity	123,222	166,225

Noncontrolling interest (deficit)	€(37,249)	(34,122)

Total equity	85,973	132,103

Total liabilities and equity	€1,083,831	€1,151,600

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Euros, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues
Pulp	€154,886	€161,031	€577,298	€689,320
Energy	10,226	10,965	42,501	30,971

	165,112	171,996	619,799	720,291

Costs and expenses
Operating costs	134,185	179,822	551,781	626,933
Operating depreciation and amortization	13,594	13,816	53,919	55,484

	17,333	(21,642)	14,099	37,874
Selling, general and administrative expenses	7,617	5,355	27,414	30,158
Purchase (sale) of emission allowances	(127)	(5,613)	(516)	(5,613)

Operating income (loss)	9,843	(21,384)	(12,799)	13,329

Other income (expense)
Interest expense	(15,817)	(16,699)	(64,770)	(65,756)
Investment income (loss)	1,240	(874)	(1,804)	(1,174)
Foreign exchange gain (loss) on debt	(1,841)	(943)	2,692	(4,234)
Gain on extinguishment of convertible notes	4,447	—	4,447	—
Gain (loss) on derivative instruments	5,129	(29,743)	(5,760)	(25,228)

Total other income (expense)	(6,842)	(48,259)	(65,195)	(96,392)

Income (loss) before income taxes	3,001	(69,643)	(77,994)	(83,063)
Income tax benefit (provision) — current	(7)	(433)	(134)	(501)
— deferred	1,014	1,006	6,003	(1,976)

Net income (loss)	4,008	(69,070)	(72,125)	(85,540)
Less: Net loss (income) attributable to noncontrolling interest	(1,259)	10,038	9,936	13,075

Net income (loss) attributable to common shareholders	€2,749	€(59,032)	€(62,189)	€(72,465)

Retained earnings (deficit), beginning of period	(99,984)	23,986	(35,046)	37,419

Retained earnings (deficit), end of period	€(97,235)	€(35,046)	€(97,235)	€(35,046)

Net income (loss) per share attributable to common shareholders
Basic	€0.08	€(1.63)	€(1.71)	€(2.00)

Diluted	€0.07	€(1.63)	€(1.71)	€(2.00)

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months and years ended December 31, 2009 and 2008, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€20,635	€30,656	€—	€51,291
Cash, restricted	—	—	—	—
Receivables	34,588	36,935	—	71,523
Inventories	52,897	19,732	—	72,629
Prepaid expenses and other	4,323	2,039	—	6,362

Total current assets	112,443	89,362	—	201,805

Property, plant and equipment	362,311	506,247	—	868,558
Deferred note issuance and other	2,517	4,798	—	7,315
Deferred income tax	3,426	—	—	3,426
Due from unrestricted group	72,553	—	(72,553)	—
Note receivable	2,727	—	—	2,727

Total assets	€555,977	€600,407	€(72,553)	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€51,875	€33,310	€—	€85,185
Pension and other post-retirement benefit obligations	567	—	—	567
Debt	2,115	13,917	—	16,032

Total current liabilities	54,557	47,227	—	101,784

Debt	276,604	536,538	—	813,142
Due to restricted group	—	72,553	(72,553)	—
Unrealized interest rate derivative losses	—	52,873	—	52,873
Pension and other post-retirement benefit obligations	17,902	—	—	17,902
Capital leases and other	6,667	5,490	—	12,157
Deferred income tax	—	—	—	—

Total liabilities	355,730	714,681	(72,553)	997,858

EQUITY
Total shareholders’ equity (deficit)	200,247	(77,025)	—	123,222
Noncontrolling interest (deficit)	—	(37,249)	—	(37,249)

Total liabilities and equity	€555,977	€600,407	€(72,553)	€1,083,831

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(In thousands of Euros)

	December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€26,176	€16,276	€—	€42,452
Cash, restricted	—	13,000	—	13,000
Receivables	57,258	42,900	—	100,158
Inventories	59,801	38,656	—	98,457
Prepaid expenses and other	3,215	1,619	—	4,834

Total current assets	146,450	112,451	—	258,901
Property, plant and equipment	351,009	530,695	—	881,704
Deferred note issuance and other	4,425	5	—	4,430
Deferred income tax	3,036	—	—	3,036
Due from unrestricted group	55,925	—	(55,925)	—
Note receivable	3,529	—	—	3,529

Total assets	€564,374	€643,151	€(55,925)	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,450	€43,067	€—	€87,517
Pension and other post-retirement benefit obligations	510	—	—	510
Debt	—	16,500	—	16,500

Total current liabilities	44,960	59,567	—	104,527
Debt	289,222	548,696	—	837,918
Due to restricted group	—	55,925	(55,925)	—
Unrealized derivative loss	—	47,112	—	47,112
Pension and other post-retirement benefit obligations	12,846	—	—	12,846
Capital leases and other	7,167	4,100	—	11,267
Deferred income tax	—	5,827	—	5,827

Total liabilities	354,195	721,227	(55,925)	1,019,497

EQUITY
Total shareholders’ equity (deficit)	210,179	(43,954)	—	166,225
Noncontrolling interest (deficit)	—	(34,122)	—	(34,122)

Total liabilities and equity	€564,374	€643,151	€(55,925)	€1,151,600

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Three Months Ended December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€87,776	€67,110	€—	€154,886
Energy	4,021	6,205	—	10,226

	91,797	73,315	—	165,112

Operating costs	80,048	54,137	—	134,185
Operating depreciation and amortization	7,045	6,549	—	13,594
Selling, general and administrative expenses and other	4,001	3,489	—	7,490

	91,094	64,175	—	155,269

Operating income (loss)	703	9,140	—	9,843

Other income (expense)
Interest expense	(6,576)	(10,389)	1,148	(15,817)
Investment income (loss)	1,740	648	(1,148)	1,240
Foreign exchange gain (loss) on debt	(1,841)	—	—	(1,841)
Gain on extinguishment of convertible notes	4,447	—	—	4,447
Gain (loss) on derivative instruments	—	5,129	—	5,129

Total other income (expense)	(2,230)	(4,612)	—	(6,842)

Income (loss) before income taxes	(1,527)	4,528	—	3,001
Income tax benefit (provision)	1,016	(9)	—	1,007

Net income (loss)	(511)	4,519	—	4,008
Less: net (income) loss attributable to noncontrolling interest	—	(1,259)	—	(1,259)

Net income (loss) attributable to common shareholders	€(511)	€3,260	€—	€2,749

	Three Months Ended December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€99,569	€61,462	€—	€161,031
Energy	4,123	6,842	—	10,965

	103,692	68,304	—	171,996

Operating costs	107,615	72,207	—	179,822
Operating depreciation and amortization	7,061	6,755	—	13,816
Selling, general and administrative expenses and other	1,779	(2,037)	—	(258)

	116,455	76,925	—	193,380

Operating income (loss)	(12,763)	(8,621)	—	(21,384)

Other income (expense)
Interest expense	(7,258)	(10,917)	1,476	(16,699)
Investment income (loss)	1,862	(1,260)	(1,476)	(874)
Foreign exchange gain (loss) on debt	(933)	(10)	—	(943)
Gain (loss) on derivative instruments	—	(29,743)	—	(29,743)

Total other income (expense)	(6,329)	(41,930)	—	(48,259)

Income (loss) before income taxes	(19,092)	(50,551)	—	(69,643)
Income tax benefit (provision)	(5,444)	6,017	—	573

Net income (loss)	(24,536)	(44,534)	—	(69,070)
Less: net (income) loss attributable to noncontrolling interest	—	10,038	—	10,038

Net income (loss) attributable to common shareholders	€(24,536)	€(34,496)	€—	€(59,032)

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Year Ended December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€318,448	€258,850	€—	€577,298
Energy	15,183	27,318	—	42,501

	333,631	286,168	—	619,799

Operating costs	310,537	241,244	—	551,781
Operating depreciation and amortization	27,453	26,466	—	53,919
Selling, general and administrative expenses and other	16,541	10,357	—	26,898

	354,531	278,067	—	632,598

Operating income (loss)	(20,900)	8,101	—	(12,799)

Other income (expense)
Interest expense	(27,351)	(41,932)	4,513	(64,770)
Investment income (loss)	5,002	(2,293)	(4,513)	(1,804)
Foreign exchange gain (loss) on debt	2,692	—	—	2,692
Gain on extinguishment of convertible notes	4,447	—	—	4,447
Gain (loss) on derivative instruments	—	(5,760)	—	(5,760)

Total other income (expense)	(15,210)	(49,985)	—	(65,195)

Income (loss) before income taxes	(36,110)	(41,884)	—	(77,994)
Income tax benefit (provision)	183	5,686	—	5,869

Net income (loss)	(35,927)	(36,198)	—	(72,125)
Less: net (income) loss attributable to noncontrolling interest	—	9,936	—	9,936

Net income (loss) attributable to common shareholders	€(35,927)	€(26,262)	€—	€(62,189)

	Year Ended December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€400,969	€288,351	€—	€689,320
Energy	12,119	18,852	—	30,971

	413,088	307,203	—	720,291

Operating costs	369,923	257,010	—	626,933
Operating depreciation and amortization	28,589	26,895	—	55,484
Selling, general and administrative expenses and other	16,973	7,572	—	24,545

	415,485	291,477	—	706,962

Operating income (loss)	(2,397)	15,726	—	13,329

Other income (expense)
Interest expense	(27,027)	(43,117)	4,388	(65,756)
Investment income (loss)	6,834	(3,620)	(4,388)	(1,174)
Foreign exchange gain on debt	(4,114)	(120)	—	(4,234)
Gain (loss) on derivative instruments	—	(25,228)	—	(25,228)

Total other income (expense)	(24,307)	(72,085)	—	(96,392)

Income (loss) before income taxes	(26,704)	(56,359)	—	(83,063)
Income tax benefit (provision)	(3,728)	1,251	—	(2,477)

Net income (loss)	(30,432)	(55,108)	—	(85,540)
Less: net (income) loss attributable to noncontrolling interest	—	13,075	—	13,075

Net income (loss) attributable to common shareholders	€(30,432)	€(42,033)	€—	€(72,465)

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss) attributable to common shareholders	€2,749	€(59,032)	€(62,189)	€(72,465)
Net income (loss) attributable to noncontrolling interest	1,259	(10,038)	(9,936)	(13,075)
Income taxes (benefits)	(1,007)	(573)	(5,869)	2,477
Interest expense	15,817	16,699	64,770	65,756
Investment (income) loss	(1,240)	874	1,804	1,174
Foreign exchange (gain) loss on debt	1,841	943	(2,692)	4,234
Gain on extinguishment of convertible notes	(4,447)	—	(4,447)	—
Loss (gain) on derivative instruments	(5,129)	29,743	5,760	25,228

Operating income (loss)	9,843	(21,384)	(12,799)	13,329
Add: Depreciation and amortization	13,652	13,883	54,170	55,762

Operating EBITDA(1)	€23,495	€(7,501)	€41,371	€69,091

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Restricted Group
Net income (loss) attributable to common shareholders(1)	€(511)	€(24,536)	€(35,927)	€(30,432)
Income taxes (benefits)	(1,016)	5,444	(183)	3,728
Interest expense	6,576	7,258	27,351	27,027
Investment (income) loss	(1,740)	(1,862)	(5,002)	(6,834)
Foreign exchange (gain) loss on debt	1,841	933	(2,692)	4,114
Gain on extinguishment of convertible notes	(4,447)	—	(4,447)	—

Operating income (loss)	703	(12,763)	(20,900)	(2,397)
Add: Depreciation and amortization	7,103	7,128	27,704	28,867

Operating EBITDA(2)	€7,806	€(5,635)	€6,804	€26,470

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
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